UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2015

RESTORGENEX CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-24477	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2150 E. Lake Cook Road, Suite 750 Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

(847) 777-8092

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                Other Events.

On March 31, 2015, RestorGenex Corporation (the “Company”) filed a Form 12b-25, Notification of Late Filing (the “Form 12b-25”) with the Securities and Exchange Commission (the “SEC”) with regard to its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “2014 Form 10-K”).  Although the filing of the Form 12b-25 provides the Company a 15 calendar day grace period to file its 2014 Form 10-K, the Company believes that it will file its 2014 Form 10-K within the next few days.

The Company was unable to file its 2014 Form 10-K primarily as a result of an anticipated impairment of intangible assets and the identification and correction of prior period errors and the consequential need to complete certain related analyses and disclosures.  Based on the analyses completed to date, the Company believes that the total net adjustments are immaterial and will be corrected in the fourth quarter financial statements.  In order to file the 2014 Form 10-K, the Company’s (i) current independent auditor, Deloitte & Touche LLP, will need to complete its current year audit and (ii) former auditor for the year 2013, Goldman Kurland and Mohidin LLP, will need to complete its review process.

The Company anticipates that its reported net loss will be approximately $14.4 million or $(1.01) per share for the year ended December 31, 2014, compared to a net loss of $2.6 million or $(1.00) per share for 2013.  The increase in the net loss is due primarily to higher expenses in 2014 associated with the Company’s research and development efforts to advance its technologies and products and an impairment of intangible assets.  The Company anticipates that its reported operating expenses will be $14,613,818 during 2014, representing an increase of 14%, from operating expenses of $12,796,534 during 2013.  This increase is primarily due to an impairment of intangible assets. The Company anticipates recording an impairment of intangible assets of $6,670,345 for 2014 due to its strategic decision in the fourth quarter of 2014 to focus its initial product development efforts on RES-529, a novel PI3K/Akt/mTOR pathway inhibitor which has completed two Phase I clinical trials for age-related macular degeneration and is in pre-clinical development for glioblastoma multiforme, and RES-440 in development for the treatment of acne.  The Company anticipates $2,860,658 in research and development expenses during 2014 compared to $342,916 in research and development expenses recognized during 2013.  The Company expects that its research and development expenses will increase significantly in future periods compared to 2014 and prior year periods due to its anticipated efforts to advance the research and development of its technologies and products. The Company’s cash and cash equivalents as of December 31, 2014 were approximately $21.9 million.

Forward-Looking Statements

Certain statements in this report are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the anticipated timing of the filing of RestorGenex’s 2014 Form 10-K with the SEC, RestorGenex’s anticipated financial results for 2014, its plans to focus its initial development efforts on RES-529 and RES-440 (for dermatology), and other statements that are not historical in nature, particularly those that utilize terminology such as “plans,” “anticipates,” “will,” “may,” “expects,” “future,” “continue,” “ other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Risks and uncertainties may cause RestorGenex’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular risks and uncertainties include, among others, the failure of RestorGenex to file its 2014 Form 10-K within the statutorily prescribed 15-day grace period, RestorGenex’s actual financial results being different than as anticipated, uncertainties involved in clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, RestorGenex’s ability to license out its existing products and technologies and license in additional products and technologies and the terms of such licenses; and other risks and uncertainties described in RestorGenex’s filings with the SEC, including its annual report on Form 10-K for the fiscal year ended December 31, 2014 to be filed with the SEC and its most recently filed annual report on Form 10-K/A for the fiscal year ended December 31, 2013 and subsequent quarterly reports and final prospectus dated July 31, 2014.  All forward-looking statements in this report speak only as of the date of this report and are based on RestorGenex’s current beliefs and expectations. RestorGenex undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 31, 2015	RESTORGENEX CORPORAITON

	By:	/s/ Phillip B. Donenberg
	Name:	Phillip B. Donenberg
	Title:	Chief Financial Officer and Secretary